As filed with the Securities and Exchange Commission on December 3, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7379 (Primary Standard Industrial Classification Code Number)	38-2046833 (I.R.S. Employer Identification Number)

6363 South Fiddler’s Green Circle
Suite 1400
Greenwood Village, Colorado 80111
(303) 220-0100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mac J. Slingerlend, Chief Executive Officer
6363 South Fiddler’s Green Circle
Suite 1400
Greenwood Village, Colorado 80111
(303) 220-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Paul Hilton, Esq.
Hogan & Hartson L.L.P.

One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
(303) 899-7300

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

** If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value per share	10,000,000 shares	$3.32	(1)	$33,200,000	(1)	$1,304.76	(1)

(1)  Pursuant to Rule 457(c) under the Securities Act, the offering price solely for purposes of calculating the registration fee is based on the average of the high ($3.58) and low ($3.05) prices of one share of Common Stock, as reported on the New York Stock Exchange on December 2, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We or one or more Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 3, 2008

PROSPECTUS

CIBER, INC.

10,000,000 SHARES

COMMON STOCK

CIBER, Inc. together with its subsidiaries may use this prospectus to offer and sell up to 10,000,000 shares of CIBER, Inc. Common Stock from time to time in connection with future acquisitions of businesses, assets or securities under the Securities Act of 1933, as amended, or the Securities Act. This prospectus also relates to certain shares of our Common Stock which may be resold or reoffered by persons who acquired such shares pursuant to this prospectus, and whom we refer to as the Selling Securityholders.

We intend to concentrate our acquisitions in areas related to our current business. We may attempt to make acquisitions that are either complementary to our present operations or which we consider advantageous even though they may be dissimilar to our present activities. The consideration for any such acquisition may consist of shares of our Common Stock, cash, notes, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between us and the owners of the businesses, assets or securities to be acquired.

The shares covered by this prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements may be determined by direct negotiations with the owners of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations, sales of assets or other business combinations. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price that is related to the market value of the Common Stock at the time of agreement on the terms of an acquisition and/or at or about the time of delivery of the shares of Common Stock.

This prospectus describes some of the general terms that may apply to the securities we or Selling Securityholders may offer. Each time that securities are offered and sold by us or Selling Securityholders using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement also may add or update information contained in this prospectus. You should read this prospectus, any post-effective amendment, and any supplement thereto carefully before you invest.

It is not expected that underwriting discounts or commissions will be paid by us in connection with issuances of shares of Common Stock under this prospectus. However, finders’ fees brokers’ commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this prospectus, or in connection with resales by persons who acquired such shares hereunder. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

Our Common Stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CBR.” The closing market price of our common stock on the New York Stock Exchange on November 28, 2008 was $4.29.

Investing in the Common Stock involves risk. See “Risk Factors” beginning on page 5 of this prospectus for risks relating to an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus is dated                         , 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-4 that we filed with the Securities and Exchange Commission, or SEC.  Under this registration statement, we may, from time to time, offer and issue shares of our Common Stock in connection with the acquisitions of businesses, assets or securities of other entities by us or our subsidiaries.  This prospectus gives you a general description of the Common Stock that we may offer.  This prospectus, as amended or supplemented, also relates to certain shares of Common Stock which may be resold or reoffered by persons who acquired such shares pursuant to this prospectus, whom we refer to as the Selling Securityholders.  Once we know the actual information concerning a specific acquisition, we may be required to provide further information either by means of a post-effective amendment to the registration statement of which this prospectus is a part, or by means of a prospectus supplement.  You should read this prospectus and any applicable post-effective amendment or prospectus supplement, together with the information described under the headings, “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

This prospectus incorporates documents containing important business and financial information about CIBER, Inc. by reference which are not presented or delivered with this prospectus. Copies of these documents are available without charge, upon written or oral request by a person to whom this prospectus has been delivered. Requests should be made to CIBER, Inc., at 6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado 80111; telephone number (303) 220-0100. To ensure timely delivery of the documents, requests should be made no later than five business days prior to the date on which a final investment decision is to be made.

Readers should rely only on the information provided or incorporated by reference in this prospectus, any post-effective amendment, or any prospectus supplement.  Readers should not assume that the information in the prospectus, any post-effective amendment, or any prospectus supplement is accurate as of any date other than the date on the front cover of the document.  Neither we nor any of the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor any of the Selling Securityholders are making an offer of these securities in any state where the offer is not permitted.

In this prospectus and any post-effective amendment or any prospectus supplement, unless otherwise specified, the terms “CIBER,” “the Company,” “we,” “us” or “our” mean CIBER, Inc. and its consolidated subsidiaries. Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars, or “$.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or PSLRA. The words or phrases “believes,” “anticipates,” “expects,” “plans,” “seeks,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements.

The text under the heading “Risk Factors” in this prospectus contains or refers to certain cautionary statements regarding our business that potential investors and others should consider. These statements discuss matters which may in part be contained elsewhere in, or incorporated by reference in, this prospectus or the accompanying prospectus or which may have been contained in other documents prepared by us under federal or state securities laws. This discussion is intended to take advantage of the “safe harbor” provisions of the PSLRA. We do not undertake to address or update forward-looking statements in future filings or communications regarding our business or operating results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected past, as well as current, forward-looking statements about future results. Any or all forward-looking statements in this prospectus, the accompanying prospectus, and in any other public filings or statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors discussed in the section entitled “Risk Factors”

of this prospectus or incorporated by reference herein will be important in determining future results. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed in our prior communications.

SUMMARY

CIBER is a diversified, system integration and information technology services (“IT”) consulting firm, with approximately 8,400 employees and total revenue of approximately $1.1 billion in 2007.  We operate in a geographically-based business model from over 100 offices in 18 countries.  CIBER helps clients achieve their business goals by building, integrating and supporting mission-critical applications and systems for optimized quality, increased business value, faster time-to-market and reduced total cost of operations.  Our clients consist primarily of governmental agencies and Fortune 1000 and middle market companies across most major industries.

We were originally incorporated in Michigan in 1974 and later reincorporated in Delaware in 1993.  Our corporate headquarters are located at 6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado 80111. Our telephone number is (303) 220-0100, and our website address is www.ciber.com. The information on our website is not part of this prospectus or the applicable prospectus supplement.

The shares covered by this prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements may be determined by direct negotiations with the owners of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations, sales of assets or other business combinations. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price that is related to the market value of the Common Stock at the time of agreement on the terms of an acquisition and/or at or about the time of delivery of the shares of Common Stock.

RISK FACTORS

Your investment in our securities being offered in this prospectus involves a high degree of risk. In making your investment decision, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent annual report on Form 10-K and most recent quarterly reports on Form 10-Q and in any other documents incorporated by reference into this prospectus from our other SEC filings. We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of the risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations and the market price of our securities.

A significant or prolonged economic downturn would likely affect the levels of client spending and could have a materially adverse affect on our revenues, results of operations and financial condition.

Our results of operations are affected by the level of business activity of our clients, which in turn is affected by the regional and global economic conditions that they operate in.  Many economists are currently predicting that the U.S. economy, and possibly the global economy, may enter into a prolonged recession as a result of the recent deterioration in the credit market and the related financial crisis, as well as a variety of other factors.  A significant economic slowdown, particularly in the U.S. or Western Europe, would likely cause reductions in technology and other discretionary spending by some of our clients, which would result in reductions in the growth of new business as well as reductions in existing business.  Reduced demand for our services could also lead to increased price competition.  Further disruption and volatility of financial markets could limit our customers’ access to financing needed for operations.  If our clients enter into bankruptcy or liquidation, our revenues and profits may be materially negatively affected.

Termination of a contract by a significant client and/or cancellation with short notice could reduce our revenue and profitability and adversely affect our financial condition.

Our five largest clients accounted for approximately 22% of our revenue in 2007.  The various agencies of the U.S. Federal Government represent our largest client, accounting for approximately 12% of total revenue in 2007, while no other client accounted for more than 3% of our total revenue.  Our clients typically retain us on a non-exclusive, engagement-by-engagement basis.  Most individual client assignments are from three to twelve months; however, many of our client relationships have continued for many years.  Although they may be subject to penalty provisions, clients may generally cancel a contract at any time with short notice.  Under many contracts, clients may reduce or delay their use of our services without penalty.  These terminations, reductions or delays could result from factors unrelated to our work product or the progress of the project, but could be related to business or financial conditions of the client, changes in client strategies or the economy generally.  When contracts are terminated, we lose the associated revenues and we may not be able to eliminate associated costs in a timely manner.  Consequently, our profit margins may be adversely affected.

We depend on contracts with various federal, state and local government agencies for a significant portion of our revenue, and if the spending policies or budget priorities of these agencies change, we could lose revenue.

In 2007, approximately 28% of our revenue was from public sector clients, including federal, state, local and foreign governments and agencies.  The market for our services depends largely on federal and state legislative programs and the budgetary capability to support programs, including the continuance of existing programs.  These programs can be modified or amended at any time by acts of federal and state governments.  In addition, changes in federal initiatives or in the level of federal spending due to budgetary or deficit considerations may have a significant impact on our future financial performance, as may curtailment of the federal government’s use of consulting and technology services firms, the adoption of new laws or regulations that affect companies providing services to the federal government and potential delays in the government appropriation process.

Additionally, federal government contracts contain provisions and are subject to laws and regulations that provide government clients with rights and remedies not typically found in commercial contracts.  Among other things, governments may terminate contracts with short notice for convenience, as well as for default, and cancel multi-year contracts if funds become unavailable.

Our quarterly revenues, operating results and profitability will vary from quarter to quarter, which may result in increased volatility of the price of our securities.

Our quarterly revenues, operating results and profitability have varied in the past and, in the future are likely to vary significantly from quarter to quarter, making them difficult to predict.  This may lead to volatility in the price of our securities.  Some of the factors that are likely to cause these variations are:

•	the business decisions of our clients regarding the use of our services;

•	the stage of completion of existing projects and/or their termination;

•	client satisfaction with our services;

•	our clients’ financial ability to pay for our services;

•	our ability to properly manage and execute client projects, especially those under fixed-price arrangements;

•	our ability to properly price fixed-price contracts to provide for adequate profits;

•	our ability to maintain our profit margins and manage costs, including those for personnel and support services;

•	acquisition and integration costs related to possible acquisitions of other businesses;

•	changes in, or the application of changes in, accounting principles or pronouncements under U.S. generally accepted accounting principles;

•	changes in significant accounting estimates:

•	changes in interest rates on our debt:

•	currency exchange rate fluctuations;

•	changes in estimates, accruals or payments of variable compensation to our employees; and

•	global, regional and local economic and political conditions and related risks.

Our profit margin, and therefore our profitability, is largely a function of the rates we charge for our services and the utilization rate, or chargeability, of our consultants.  Accordingly, if we are not able to maintain the rates we charge for our services or an appropriate utilization rate for our consultants, we will not be able to sustain our profit margin and our profitability will suffer.  A number of factors affect the rates we charge for our services, including:

•	our clients’ perception of our ability to add value through our services;

•	changes in our pricing policies or those of our competitors;

•	the introduction of new products or services by us or our competitors;

•	the use of globally-sourced, lower-cost service delivery capabilities by our competitors and our clients; and

•	economic conditions in the U.S. and abroad.

Additionally, a number of factors affect our utilization rates, such as:

•	seasonality, including number of workdays and holiday and summer vacations;

•	our ability to transition consultants quickly from completed projects to new engagements;

•	our ability to forecast demand for our services and thereby maintain an appropriately balanced and sized workforce; and

•	our ability to manage employee turnover.

We could incur losses due to an impairment in the carrying value of our goodwill.

We have recorded a significant amount of goodwill on our consolidated balance sheet as a result of numerous acquisitions.  At September 30, 2008, the carrying value of our goodwill was $457.8 million. The carrying value of goodwill represents the fair value of an acquired business in excess of identifiable assets and liabilities as of the acquisition date. Under U.S. generally accepted accounting principles, we are required to test goodwill for impairment annually and do so during the second quarter of each year, as well as on an interim basis to the extent that factors or indicators become apparent that could reduce the fair value of any of our business units below its book value.  These determinations are based in part on several factors, including our judgments regarding the cash flow potential of each of our business units and involve projections that are inherently subject to change based on future events.  A significant downward revision in the fair value of one or more of our business units that cause the carrying value to exceed the fair value of the related business will cause the goodwill to be considered impaired and would result in a non-cash charge in our consolidated statement of operations.

Our current level of indebtedness places restrictions upon our business and changes in interest rates may adversely affect our operating results.

As of September 30, 2008, we had $182.0 million of outstanding indebtedness, which includes $81.0 million of convertible senior subordinated debentures (“Debentures”) and $101.0 million of bank borrowings.  Our $60.0 million unsecured bank revolving line of credit was replaced in early 2008 with a $200.0 million senior secured reducing revolving credit facility (“Revolving Credit Facility”) that expires on February 11, 2011.  We obtained the Revolving Credit Facility to provide funds for our working capital and general corporate purpose needs, including the repurchase of most or all of our Debentures, which we expect we will be required to repurchase on December 15, 2008.  Substantially all of our assets secure the Revolving Credit Facility.

The Revolving Credit Facility contains specific limitations on the incurrence of additional indebtedness and liens, stock repurchases, investments, guarantees, mergers, dispositions and acquisitions, and a prohibition on the payment of any dividends.  Additionally, the Revolving Credit Facility requires CIBER to maintain specified financial covenants, including a maximum consolidated total leverage ratio, a maximum senior leverage ratio, a minimum interest coverage ratio and a minimum liquidity percentage.  On occasion, we have experienced instances of covenant non-compliance under our previous bank revolving line of credit that were waived by our lender.  If we fail to comply with any debt covenants in the future, however, we may not be able to obtain a waiver and could be in default under our Revolving Credit Facility.

The aggregate commitments under the Revolving Credit Facility reduce by $7.5 million each quarter end beginning on March 31, 2009, and continuing through December 31, 2010.  The Revolving Credit Facility matures on February 11, 2011, at which time the remaining $140.0 million of maximum credit available will terminate and all outstanding balances must be repaid in full.  In the past, we have been successful in generating sufficient cash flow from operations to reduce our indebtedness; however, that does not mean that we will be successful in doing so in the future.  If we are unable to repay outstanding balances that exceed our maximum credit available as the aggregate commitments under the Revolving Credit Facility are reduced, we will be in default unless we can obtain a waiver or extension.

Additionally, as we repurchase our Debentures using funds available under the Revolving Credit Facility, we are replacing a fixed rate borrowing with a variable rate borrowing.  We pay an annual fixed rate of interest of 2.875% on our Debentures, whereas we pay a variable interest rate based on either the Wells Fargo prime lending rate (“prime”) or a London interbank offered market rate (“LIBOR”) under our Revolving Credit Facility.  At September 30, 2008, our weighted average interest rate on our outstanding borrowing under our Revolving Credit Facility was 4.42%.  Given current interest rates, our annual interest expense is expected to increase in 2009 and will vary based on changes in prime and/or LIBOR.

Our business could be adversely affected if our clients are not satisfied with our services and we could face damage to our professional reputation and/or legal liability.

As a professional services firm, we depend largely on our relationships with our clients and our reputation for high-quality professional services and integrity to attract and retain clients.  Additionally, many of our engagements involve projects that are critical to the operations of our clients’ businesses.  If a client is not satisfied with the quality of work performed by us or a subcontractor, or with the type of services or solutions delivered, we could incur additional costs to address the situation, the profitability of that work might be impaired, and the client’s dissatisfaction with our services could damage our ability to obtain additional work from that client.  In addition, negative publicity related to our client relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new contracts with current and prospective clients.

If we do not meet our contractual obligations to a client, it could subject us to legal liability.  Our contracts typically include provisions to limit our exposure to legal claims relating to our services and the applications we develop; however, these provisions may not protect us, or may not be enforceable under some circumstances or under the laws of some jurisdictions.  We may enter into non-standard agreements because we perceive an important economic opportunity or because our personnel did not adequately adhere to our guidelines.  We may find ourselves committed to providing services that we are unable to deliver or whose delivery will cause us financial loss.  If we cannot or do not fulfill our obligations, we could face legal liability.  Although we maintain professional liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities.  In addition, if we were to fail to properly deliver on a project, we may not be able to collect any related accounts receivable or could even be required to refund amounts paid by the client.

We may experience declines in revenue and profitability if we do not accurately estimate the cost of a large engagement conducted on a fixed-price basis.

Although the percentage may vary from year to year, we estimate that approximately 20-25% of our total services revenue in 2007 was from engagements performed in accordance with fixed-price contracts.  When making a proposal or managing a fixed-price engagement, we rely on our estimates of costs and timing for completing the project.  These estimates reflect our best judgment regarding the efficiencies of our methodologies and consultants as we plan to apply them to the project.  Losses, if any, on fixed-price contracts are recognized when the loss is determined.  Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts, including delays caused by factors outside of our control, could make these contracts less profitable or unprofitable and may affect the amount of revenue reported in any period.

Financial and operational risks of our international operations could result in a decline in revenue and profitability.

We have continued to expand our international operations and estimate that our foreign offices currently represent over 30% of our total revenue.  We operate in 17 foreign countries.  Due to our international operations, we are subject to a number of financial and operational risks that may adversely affect our revenue and profitability, including:

•	the costs and difficulties relating to managing geographically diverse operations;

•	foreign currency exchange rate fluctuations (discussed in more detail below);

•	differences in, and uncertainties arising from changes in, foreign business culture and practices;

•	restrictions on the movement of cash and the repatriation of earnings;

•	multiple and possibly overlapping or conflicting tax laws;

•	the costs of complying with a wide variety of national and local laws;

•	operating losses incurred in certain countries and the non-deductibility of those losses for tax purposes; and

•	differences in, and uncertainties arising from changes in legal, labor, political and economic conditions, as well as international trade regulations and restrictions, and tariffs.

The revenues and expenses of our international operations generally are denominated in local currencies.  Accordingly, we are subject to exchange rate fluctuations between such local currencies and the U.S. dollar.  These exchange rate fluctuations subject us to currency translation risk with respect to the reported results of our international operations and the cost of potential acquisitions.  There can be no assurance that we will not experience fluctuations in financial results from our operations outside of the U.S., and there can be no assurance that we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations.  We manage our exposure to changes in foreign currency exchange rates through our normal operating and financing activities and, when deemed appropriate, with derivative financial instruments.  There is no assurance that we will continue to use such financial instruments in the future or that any such use will be successful in managing or controlling foreign currency risks.

A privacy breach could adversely affect our business.

The protection of client, employee, and company data is critical to the Company. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements. In addition, our clients have a high expectation that we will adequately protect their confidential information. A significant breach of customer, employee, or company data could damage our reputation as well as result in lost revenue, significant remediation or indemnification costs, fines, or lawsuits.

If we are not able to anticipate and keep pace with rapid changes in technology, our business will be negatively affected.

Our success depends on our ability to develop and implement technology services and solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences.  We may not be successful in anticipating or responding to these developments on a timely basis, and our offerings may not be successful in the marketplace.  In addition, services, solutions and technologies developed by current or future competitors may make our service or solution offerings uncompetitive or obsolete.  Any one of these circumstances could have a material adverse effect on our ability to obtain and successfully complete client engagements.

Unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions.

The government agencies we contract with generally have the authority to audit and review our contracts with them.  As part of that process, the government agency reviews our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards.  An audit of our work, including an audit of work performed by companies we have acquired or may acquire, could result in a substantial adjustment to our previously reported operating results.  For example, any costs that were originally reimbursed could be subsequently disallowed.  In this case, cash we have already collected may have to be refunded and operating margins may be reduced.

If a government audit uncovers improper or illegal activities by us, or we otherwise determine that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or disqualification from doing business with the government.  Any unfavorable determination could adversely affect our ability to bid for new work with one or more jurisdictions.

Our future success depends on our ability to continue to retain and attract qualified employees.

Our business involves the delivery of professional services and is highly labor intensive.  Our future success depends upon our ability to continue to attract, train, effectively motivate and retain highly-skilled technical, managerial, sales and marketing personnel.  Although we invest significant resources in recruiting and retaining employees, there is often considerable competition for certain personnel in the IT services industry, and as a result, employee turnover is generally high.  From time to time, we have trouble locating enough highly-qualified candidates that are in our desired geographic locations, with the required specific expertise or at the desired compensation levels.  The inability to attract and retain qualified employees in sufficient numbers could have a serious negative effect on us, including our ability to obtain and successfully complete important client engagements and thus, maintain or increase our revenues.  Such conditions could also force us to resort to the use of higher-priced subcontractors, which would adversely affect the profitability of the related engagement.

In addition, we believe that there are certain key employees within the organization, primarily in the senior management team, who are important for us to meet our objectives.  Due to the competitive employment nature of our industry, there is a risk that we will not be able to retain these key employees.  The loss of one or more key employees could adversely affect our continued growth.  In addition, uncertainty created by turnover of key employees could result in reduced confidence in our financial performance, which could cause fluctuations in the price of our securities and result in further turnover of our employees.

The IT services industry is highly competitive, and we may not be able to compete effectively.

We operate in a highly competitive industry that includes a large number of participants.  We believe that we currently compete principally with other IT professional services firms, technology vendors and the internal information systems groups of our clients.  Many of the companies that provide services in our industry have significantly greater financial, technical and marketing resources than we do.  Our marketplace is experiencing rapid changes in its competitive landscape.  Some of our competitors have sought access to public and private capital and others have merged or consolidated with better-capitalized partners.  Larger and better-capitalized competitors have enhanced abilities to compete for market share generally and our clients specifically, in some cases, through significant economic incentives to clients to secure contracts.  These competitors may also be better able to compete for skilled professionals by offering them large compensation incentives.

One or more of our competitors may develop and implement methodologies that result in superior productivity and price reductions without adversely affecting their profit margins.  In addition, there are relatively few barriers to entry into our industry.  As a result, we have faced and expect to continue to face, competition from new entrants into our market.  We may be unable to compete successfully with current or future competitors, and our revenue and profitability may be adversely affected.

If we are unable to collect our receivables, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for work performed.  We evaluate the financial condition of our clients and usually bill and collect on relatively short cycles.  We maintain allowances against receivables, but actual losses on client balances could differ from those that we currently anticipate and as a result, we might need to adjust our allowances.  There is no guarantee that we will accurately assess the creditworthiness of our clients.  In addition, timely collection of client balances depends on our ability to complete our contractual commitments and bill and collect our contracted revenues.  If we are unable to meet our contractual requirements, we might experience delays in collection of and/or be unable to collect our client balances, and if this occurs, our results of operations and cash flows could be adversely affected.

We may be unable to complete future acquisitions on favorable terms.

In the past several years, our acquisition strategy has centered upon our need to further augment business segments with additional vertical areas of expertise, consultants or geographic reach. Our acquisition strategy has been central to our ability to expand our business model. Under our Revolving Credit Facility, for the remainder of 2008, we are required to use only the proceeds of any potential offering to pay the cash purchase price for any potential acquisition, or to the extent we do not complete one or both of our previously announced acquisitions in 2008, we must use the proceeds from any potential offering in 2008 to pay down our Revolving Credit Facility.  In 2009, we may use up to $5,000,000 in cash or borrowings under our Revolving Credit Facility for any acquisitions, after which amount, the current limitations that apply for the remainder of 2008 will apply. There can be no assurance that any potential acquisitions will close on a timely basis, or at all. Further, there can be no assurance that we will be able to identify and complete future acquisitions at reasonable prices or on favorable terms. In addition, we face competition in making acquisitions. This may adversely affect the trading price of our Common Stock or financial results and operations.

We may experience operational and other difficulties if we complete one or more significant acquisitions.

As part of our acquisition strategy, we are engaged in a continual review of opportunities to make strategic acquisitions. When we acquire a company, we may experience the need to hire additional personnel, difficulties in integrating the acquired company, increases in our general and administrative expenses and related problems. In the event we experience these difficulties in connection with one or more acquisitions, our business or financial results may be adversely affected.

A small number of our executive officers and directors own a significant portion of our Common Stock, which could limit your ability to influence the outcome of any stockholder vote.

Our executive officers and directors beneficially own approximately 10.9% of our Common Stock as of November 14, 2008. As a result, these individuals and entities will be able to influence the outcome of stockholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our certificate of incorporation or proposed mergers or other significant corporate transactions.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of CIBER or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities.

We have adopted a Rights Agreement, commonly known as a “poison pill,” under which each stockholder of the Company holds one share purchase right, which we refer to as a Right, for each share of Company Common Stock held.  The Rights become exercisable upon the occurrence of certain events and may make the acquisition of our Company more difficult and expensive. In addition, our certificate of incorporation and bylaws each contain provisions that may make the acquisition of our Company more difficult without the approval of our board of directors, including a provision that gives our board of directors the ability to issue Preferred Stock and determine the rights and designations of the Preferred Stock at any time without stockholder approval.  The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future.  The issuance of Preferred Stock by our board of directors pursuant to our certificate of incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of CIBER.  In addition, the staggered terms of our board of directors could have the effect of delaying or deferring a change in control.  These provisions could limit the price that investors might be willing to pay in the future for our securities, and as a result, the price of our securities could decline.

The above factors and certain provisions of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in the control or management of CIBER; this could adversely affect transactions in which our stockholders might otherwise receive a premium over the then-current market price for their CIBER securities.

BUSINESS

CIBER is a diversified, system integration and IT consulting firm, with approximately 8,400 employees and total revenue of approximately $1.1 billion in 2007. We operate in a geographically-based business model from over 100 offices in 18 countries. CIBER helps clients achieve their business goals by building, integrating and supporting mission-critical applications and systems for optimized quality, increased business value, faster time-to-market and reduced total cost of operations. Our clients consist primarily of government agencies and Fortune 1000 and middle market companies across most major industries.

Services and Operations

We organize our operations by the nature of their services, client base and geography. We have five reportable segments and for the year ended December 31, 2007, our percentage of total revenue by segment was as follows:

Commercial	33%
Europe	30%
State & Local Government	13%
Federal Government	13%
Enterprise Solutions	11%

Clients

Our clients consist primarily of Fortune 1000 and middle market companies across most major industries, as well as government agencies. These organizations typically have significant IT budgets and frequently depend on outside consultants to help achieve their business and IT objectives. In 2007, we estimate our approximate percentage of total revenue by client industry was:

Government	28%
Manufacturing/high tech	18%
Financial	13%
Healthcare/pharmaceutical	10%
Automotive	6%
Retail	6%
Telecommunications	3%
Education	2%
Services and other	14%

Certain clients account for a significant portion of our revenue. Our largest client, the various agencies of the U.S. Federal Government, collectively accounted for approximately 15%, 14% and 12% of total revenue in 2005, 2006 and 2007, respectively. No other client accounted for more than 3% of our total revenue in 2007. In addition, our five largest clients (including the various agencies of the U.S. Federal Government as one client) accounted for, in the aggregate, approximately 22% of our total revenue in 2007. By segment, the largest client for each of our respective segments accounted for the following percentage of each segment’s 2007 total revenues: Commercial - 7%; Federal Government - 96%; State & Local Government - 21%; Enterprise - 12% and Europe - 7%. Additionally, our State & Local Government segment had a second client in 2007 that accounted for 11% of its total segment revenue.

Client retention and turnover is highly dependent upon the type of solution we are providing. Many of our client relationships in which we are providing a custom solution have continued for many years. Each year, most of the services revenue in our Commercial, Federal Government and State & Local Government segments comes from clients for whom we have previously provided services. With services related to package software solutions, which includes our Enterprise segment, as well as a large part of our Europe segment, client engagements most typically involve a large enterprise software implementation over a period of six to eighteen months. Typically, once package software implementations are completed, future consulting services revenues from that client are minimal and, as a result, client turnover is high.

Typically, both our commercial and government clients may cancel their contracts or reduce their use of our services on short notice. If any significant client terminates its relationship with us or substantially decreases its use of our services, it could have a material adverse effect on our financial condition and results of operations.

Acquisitions/Business Combinations

Since the late-1980s, CIBER has executed a strategy of growth and diversification that included expanding our range of IT-related services, developing a professional sales force and selectively acquiring established complementary companies. Since our initial public offering in March of 1994, we have completed over 60 business combinations. In the past several years, our acquisition strategy has centered upon our need to further augment business segments with additional vertical areas of expertise, consultants or geographic reach. Our acquisition strategy has been central to our ability to expand our business model in the following areas:

•

Increased project-based capabilities - We have expanded our project-based delivery capabilities by adding expertise around SAP, Oracle (which now includes PeopleSoft and JD Edwards) and other ERP packages. In addition to acquiring project-based ERP capabilities, we have developed internal project level expertise in delivery of custom software applications, application maintenance and technology outsourcing services. This combination of acquired and organically-developed project delivery capabilities has resulted in a shift in our mix of business to project-based work from staff supplementation services.

•

Established significant public sector presence - Our acquisitions have enabled us to become an established firm in the public sector, providing services to all 50 states over the past three years, over 225 cities and more than 150 counties, as well as hundreds of other quasi-governmental entities, such as school districts and utilities and to the U.S. Federal government. Our public sector clients, including those located in Europe, accounted for approximately 28% of our total revenue in 2007.

•

Expanded geographic presence - Acquisitions have also allowed us to expand our geographic footprint to include a significant European presence. Beginning with our first foreign acquisition in the Netherlands in 1999, and most recently our 2008 acquisition of a Norwegian SAP consultancy, we have expanded our European operations to include approximately 34 foreign offices located in 11 European countries, plus China, Australia and New Zealand.

Corporate Information

We were originally incorporated in Michigan in 1974 and later reincorporated in Delaware in 1993. Our corporate headquarters are located at 6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado 80111. Our telephone number is (303) 220-0100, and our website address is www.ciber.com. The information on our website is not part of this prospectus or the applicable prospectus supplement.

DISTRIBUTION OF SECURITIES

This prospectus relates to 10,000,000 shares of Common Stock that may be offered and issued by us from time to time in connection with future acquisitions of businesses, assets, or securities, by us.

In the past several years, our acquisition strategy has centered upon our need to further augment business segments with additional vertical areas of expertise, consultants or geographic reach.  As part of this strategy, we are engaged in a continual review of opportunities to make additional acquisitions.  We currently, and generally at any time, have acquisition opportunities in various stages of active review, including, for example, analysis of technical, financial and other confidential information, submission of indications of interest, participation in preliminary discussions or negotiations and involvement as a bidder in competitive auctions.  We are likely to be pursuing one or more acquisition transactions at any time.

We intend to concentrate our acquisitions in areas related to our current business. If the opportunity arises, however, we may attempt to make acquisitions that are either complementary to our present operations or which we consider advantageous even though they may be dissimilar to our present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between us and the owners or controlling persons of businesses, assets or securities for other businesses to be acquired and in accordance with limitations, if applicable, under any credit facility in place at the time of such acquisition.

The shares covered by this prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions may be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations, sales of assets or other business combinations. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock at the time of agreement on the terms of an acquisition and/or at or about the time of delivery of the shares.

It is not expected that underwriting discounts or commissions will be paid by CIBER in connection with issuances of shares of Common Stock under this prospectus. However, finders’ fees or brokers’ commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

We may also pay certain financial advisory or similar fees or reimburse certain expenses of investment banking firms that advise us from time to time generally or regarding a specific acquisition. We will pay costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby.

SELLING SECURITYHOLDERS

The Selling Securityholders may sell the shares of Common Stock offered hereby from time to time and may choose to sell less than all or none of such shares.  The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Securityholders may be effected from time to time on the New York Stock Exchange at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices, in private transactions, or through other market channels, as applicable.

The Selling Securityholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders. The Selling Securityholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. We and the Selling Securityholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we may agree to indemnify the Selling Securityholders and any underwriter with respect to the shares of Common Stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable to contribute toward amounts required to be paid in respect of such liabilities.

To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any Selling Securityholders, (b) the name of any such broker-dealers, (c) the number of shares involved, (d) the price at which such shares are to be sold, (e) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (f) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (g) other facts material to the transaction.

We may agree to keep the Registration Statement relating to the offering and sale by the Selling Securityholders of the shares of Common Stock continuously effective until a fixed date or such earlier date as such shares of Common Stock may be resold without registration under the provisions of the Securities Act.

Any Selling Securityholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

There is no assurance that any of the Selling Securityholders will sell any or all of the shares of Common Stock offered hereby.

LEGAL MATTERS

The validity of the Common Stock to be offered hereby will be passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-K/A) for the year ended December 31, 2007, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information.  The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, (excluding any information furnished and not filed with the SEC) until the offering of the securities covered by this prospectus is completed:

•	Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

•

Our Current Reports on Form 8-K filed on February 13, 2008 (specifically excluding the Current Report on Form 8-K on such date furnishing information pursuant to Items 2.02 and 9.01 of Form 8-K), February 14, 2008, February 28, 2008, May 2, 2008 (two Current Reports on Form 8-K filed on such date), May 5, 2008 and October 14, 2008 (specifically excluding the Current Report on Form 8-K on such date furnishing information pursuant to Items 2.02 and 9.01 of Form 8-K);

•	Our Form 8-As relating to our Common Stock filed with the SEC on February 25, 1994 and June 17, 1997; and

•	Our Form 8-A and amendments thereto relating to our stock purchase rights filed with the SEC on September 14, 1998, April 11, 2003 and May 2, 2008.

You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in the prospectus or the applicable prospectus supplement, at no cost, by writing or telephoning to:

CIBER, Inc.

6363 South Fiddler’s Green Circle, Suite 1400

Greenwood Village, Colorado 80111

Attn: Investor Relations

(303) 220-0100

Readers should rely only on the information provided or incorporated by reference in the prospectus or the applicable prospectus supplement.  Readers should not assume that the information in the prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front cover of the document.

Statements contained in this prospectus or the applicable prospectus supplement regarding the contents of any contract or any other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov. In addition, we maintain an Internet website that contains information about us, including our SEC filings, at www.ciber.com. The information contained on our website does not constitute a part of this prospectus.

No dealer, salesperson or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by CIBER. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information herein or incorporated by reference herein is correct as of any time subsequent to its date. The prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

10,000,000 Shares

CIBER, INC.

Common Stock

PROSPECTUS

                        , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

CIBER’s bylaws and certificate of incorporation, each as amended and restated, provide that CIBER shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all directors and officers of CIBER. Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under CIBER’s Certificate of Incorporation, the indemnitee is presumed to be entitled to indemnification and CIBER has the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, CIBER must indemnify him against the expenses which such offer or director actually or reasonably incurred.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Schedules

(a) Exhibits

Exhibit Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of CIBER, Inc. (filed as exhibit 3.1 to Registrant’s Form 10-Q (Commission File No. 001-13103) on November 7, 2005, and incorporated herein by reference)

3.2

Amended and Restated Bylaws of CIBER, Inc., as adopted February 15, 2001 (filed as exhibit 3.(i) to Registrant’s Form 10-Q (Commission File No. 001-13103) on May 7, 2001, and incorporated herein by reference); Amendment to the Amended and Restated Bylaws of CIBER, Inc., as adopted February 18, 2003 (filed as exhibit 3.(iii) to Registrant’s Form 10-K (Commission File No. 001-13103) on March 27, 2003, and incorporated herein by reference); Amendment to the Amended and Restated Bylaws of CIBER, Inc., as adopted May 3, 2005 (filed as exhibit 99.2 to Registrant’s Form 8-K (Commission File No. 001-13103) on May 4, 2005, and incorporated herein by reference)

4.1	Form of Common Stock Certificate (filed with Registrant’s Registration Statement on Form S-1 (Commission File No. 33-74774) on February 2, 1994, and incorporated herein by reference)

4.2	Rights Agreement, dated as of August 31, 1998, between CIBER, Inc. and UMB Bank, N.A. (filed as exhibit 4.1 to Registrant’s Form 8-K (Commission File No. 001-13103) on September 16, 1998, and

incorporated herein by reference); Amendment to Rights Agreement dated as of February 18, 2003, between CIBER, Inc. and UMB Bank, N.A. (filed as exhibit 4.2(ii) to Registrant’s Form 10-K (Commission File No. 001-13103) on March 27, 2003, and incorporated herein by reference)

4.3

First Amended and Restated Rights Agreement, dated as of May 2, 2008, between CIBER, Inc. and Wells Fargo Bank, N.A.  (filed as exhibit 4.2 to Registrant’s Amendment to the Registration Statement on Form 8-A (Commission File No. 001-13103) on May 2, 2008, and incorporated herein by reference)

5.1	Opinion of Hogan & Hartson LLP regarding the legality of the securities being registered*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Hogan & Hartson L.L.P. (included in exhibit 5.1)

24	Power of Attorney (included on signature page)

*       Filed herewith.

(b) Financial Statement Schedules
Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions and therefore have been omitted.

(c) Reports, Opinions and Appraisals Materially Relating to the Transaction.
Not Applicable.

Item 22. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 512(h)(1) or (h)(2) of Regulation S-K or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 3, 2008.

CIBER, Inc. a Delaware corporation

By:	/s/ MAC J. SLINGERLEND

Mac J. Slingerlend President, Chief Executive Officer, and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mac J. Slingerlend and Peter H. Cheesbrough, and either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Securities Act and any rules or regulations promulgated thereunder, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue of the power of attorney granted hereby.

Pursuant to the requirements of the Securities Act, this registration statement has been signed as of December 3, 2008 by the following persons in the capacities indicated:

Signature	Title	Date

/s/ BOBBY G. STEVENSON	Chairman of the Board and Founder	December 3, 2008

Bobby G. Stevenson

/s/ MAC J. SLINGERLEND	Chief Executive Officer, President,	December 3, 2008

Mac J. Slingerlend	Secretary and Director (Principal Executive Officer)

/s/ PETER H. CHEESBROUGH	Chief Financial Officer, Executive Vice	December 3, 2008

Peter H. Cheesbrough	President, Treasurer and Director (Principal Financial Officer)

/s/ CHRISTOPHER L. LOFFREDO	Vice President/Chief Accounting Officer	December 3, 2008

Christopher L. Loffredo	(Principal Accounting Officer)

/s/ PAUL JACOBS	Director	December 3, 2008

Paul Jacobs, Esq.

/s/ STEPHEN S. KURTZ	Director	December 3, 2008

Stephen S. Kurtz

/s/ ARCHIBALD J. MCGILL	Director	December 3, 2008

Archibald J. McGill

/s/ GEORGE A. SISSEL	Director	December 3, 2008

George A. Sissel

/s/ JAMES C. SPIRA	Director	December 3, 2008

James C. Spira

/s/ JIM WETHERBE	Director	December 3, 2008

Jim Wetherbe

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of CIBER, Inc. (filed as exhibit 3.1 to Registrant’s Form 10-Q (Commission File No. 001-13103) on November 7, 2005, and incorporated herein by reference)

3.2

Amended and Restated Bylaws of CIBER, Inc., as adopted February 15, 2001 (filed as exhibit 3.(i) to Registrant’s Form 10-Q (Commission File No. 001-13103) on May 7, 2001, and incorporated herein by reference); Amendment to the Amended and Restated Bylaws of CIBER, Inc., as adopted February 18, 2003 (filed as exhibit 3.(iii) to Registrant’s Form 10-K (Commission File No. 001-13103) on March 27, 2003, and incorporated herein by reference); Amendment to the Amended and Restated Bylaws of CIBER, Inc., as adopted May 3, 2005 (filed as exhibit 99.2 to Registrant’s Form 8-K (Commission File No. 001-13103) on May 4, 2005, and incorporated herein by reference)

4.1	Form of Common Stock Certificate (filed with Registrant’s Registration Statement on Form S-1 (Commission File No. 33-74774) on February 2, 1994, and incorporated herein by reference)

4.2

Rights Agreement, dated as of August 31, 1998, between CIBER, Inc. and UMB Bank, N.A. (filed as exhibit 4.1 to Registrant’s Form 8-K (Commission File No. 001-13103) on September 16, 1998, and incorporated herein by reference); Amendment to Rights Agreement dated as of February 18, 2003, between CIBER, Inc. and UMB Bank, N.A. (filed as exhibit 4.2(ii) to Registrant’s Form 10-K (Commission File No. 001-13103) on March 27, 2003, and incorporated herein by reference)

4.3

First Amended and Restated Rights Agreement, dated as of May 2, 2008, between CIBER, Inc. and Wells Fargo Bank, N.A.  (filed as exhibit 4.2 to Registrant’s Amendment to the Registration Statement on Form 8-A (Commission File No. 001-13103) on May 2, 2008, and incorporated herein by reference)

5.1	Opinion of Hogan & Hartson LLP regarding the legality of the securities being registered*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Hogan & Hartson L.L.P. (included in exhibit 5.1)

24	Power of Attorney (included on signature page)

*                                         Filed herewith.